EXHIBIT 99.1



North Bay
Bancorp Logo


Contact:      Terry L. Robinson, President & CEO
              trobinson@northbaybancorp.com
              707-252-5024

The Cereghino Group Logo
corporate investor relations

5333 15TH AVENUE SOUTH, SUITE 1500
SEATTLE, WA 98108
206.762.0993.

         North Bay Bancorp Announces Annual Cash Dividend Will Rise 13%
          Declares $0.15 Per Share Cash Dividend and 5% Stock Dividend


Napa, CA - January 26, 2005 - North Bay Bancorp (Nasdaq: NBAN), parent of The Vintage Bank and its operating division Solano Bank, today announced its Board of Directors has increased its annual cash dividend 13% to $0.15 per share. The Board of Directors also declared a 5% stock dividend. Both dividends will be paid on March 31, 2005, to shareholders of record March 18, 2005.

Each shareholder will receive 5 additional shares of NBAN common stock for each 100 shares owned. Following the issuance of the additional shares from this stock dividend, North Bay will have approximately 3.8 million shares outstanding. In 2004, the company paid a cash dividend of $0.13 per share, which is adjusted for the 3-for-2 split issued this past December.

         "We believe that in addition to consistent earnings growth, regular cash and periodic stock dividends are excellent ways to grow shareholder value," stated Terry Robinson, President and CEO. "Returning capital to our shareholders is an immediate way to ensure that they participate in our success." Since 1999, North Bay has generated a compounded annual growth rate of 24% for assets, 20% for shareholders' equity and 13% for net income (based on trailing 12 months ended September 30, 2004, and September 30, 1999). North Bay plans to report its 2004 financial results on or before February 15, 2005.

                             ABOUT NORTH BAY BANCORP

North Bay Bancorp's is the holding company for The Vintage Bank in Napa County and Solano Bank, a Division of The Vintage Bank, in Solano County. This full-service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers. The Vintage Bank, opened in 1985, operates six banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The main office and two branch offices are located in the City of Napa. Vintage also has branches in the City of St. Helena, American Canyon and the Southern industrial area of Napa County as well as an off-site ATM facility in Yountville. Solano Bank, launched in July 2000, has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. The North Bay region is projected to be the fastest growing county in Northern California through year 2020, and is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

         This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiary. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause


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actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment on interest margins;
(3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) the Company's ability to pay future cash or stock dividends, and (6) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.


Note:  Transmitted on Business Wire on January 26, 2005 at 9:00 a.m. PST


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